Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, July 30, 2020 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal third quarter ended June 30, 2020.

Consolidated revenue for the third quarter of $632.1 million increased 10% compared to the prior year quarter revenue of $575.0 million.

Income from continuing operations for the third quarter totaled $21.8 million, or $0.50 per share, compared to $14.1 million, or $0.33 per share, in the prior year quarter. Current year third quarter results included a loss from debt extinguishment of $1.2 million ($1.0 million, net of tax, or $0.02 per share), restructuring charges of $1.6 million ($1.2 million, net of tax, or $0.03 per share), and discrete and certain other tax provisions, net, that affect comparability of approximately $1.8 million or $0.04 per share. Prior year quarter results included discrete and certain other tax benefits, net, that affect comparability of $0.7 million or $0.02 per share. Excluding these items, current income from continuing operations would have been $25.9 million, or $0.59 per share, compared to $13.5 million, or $0.31 per share, in the prior year quarter, a 90% increase.

Adjusted EBITDA for the third quarter was $69.5 million, increasing 31% from the prior year quarter of $53.1 million. Unallocated amounts (primarily corporate overhead) in the third quarter of 2020 and 2019, respectively, were $11.1 million and $12.0 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $80.5 million in the third quarter of 2020, increasing 24% from the prior year of $65.1 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).

Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "Our strong results this quarter are a reflection of the operating excellence of our team in challenging times. The resilience of our businesses and the execution of our strategic actions has positioned us for continued growth in revenue, earnings and cash flow. Our team's dedication and extraordinary performance in supporting our customers has driven these exceptional results, while maintaining a safe and healthy work environment for our employees. We are poised to continue to build on our successes in the future."

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the third quarter of $328.9 million increased 20% compared to the prior year period, primarily due to increased volume of 19% driven by increased consumer demand for home improvement initiatives in North America and Australia resulting from COVID-19 stay at home orders, favorable price and mix of 1% and incremental revenue from the Apta acquisition of 2%, partially offset by an unfavorable impact of foreign exchange of 2%. Organic growth was 18%.

CPP Adjusted EBITDA in the third quarter was $37.1 million, increasing 55% from the prior year quarter primarily from the increased revenue noted above, partially offset by increased tariffs and COVID-19 related inefficiencies and direct costs. For the quarter ended June 30, 2020, EBITDA reflects an unfavorable foreign exchange impact of 2%. Adjusted EBITDA margin was 11.3% in the current quarter compared to 8.8% in the prior year quarter. Direct COVID-19 related expenses totaled approximately $2.2 million and $2.5 million for the quarter and year-to-date periods, respectively.

On November 29, 2019, AMES acquired Vatre Group Limited ("Apta"), a leading United Kingdom supplier of innovative garden pottery and associated products sold to leading UK and Ireland garden centers for approximately $10.5 million. This acquisition broadens AMES' product offerings in the market and increases its in-country operational footprint.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations.

This initiative includes three key development areas. First, multiple independent information systems will be unified into a single data and analytics platform which will serve the whole CPP U.S. enterprise. Second, certain CPP U.S. operations will be consolidated to optimize facilities footprint and talent. Third, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth.

The roll-out of the new business platform will occur over approximately a three-year period, with completion expected by the end of calendar 2022. When fully implemented, these actions will result in an annual cash savings of $15 million to $20 million, and a $20 million to $25 million reduction in inventory, both based on operating levels at the beginning of the initiative.

The cost to implement this new business platform, over the three-year duration of the project, will include approximately $35 million of one-time charges and approximately $40 million in capital investments. The one-time charges are comprised of $16 million of cash charges, which includes $12 million of personnel-related costs such as training, severance, and duplicate personnel costs, as well as $4 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and primarily relate to asset write-downs.

In addition to the growth, efficiency and competitive benefits, this initiative is expected to increase our operating margin and free cash flow.

In connection with this initiative, during the nine months ended June 30, 2020, CPP incurred pre-tax restructuring and other related exit costs approximating $11.2 million, comprised of cash charges of approximately $6.5 million and non-cash, asset-related charges of $4.7 million; the cash charges included $4.9 million for one-time termination benefits and other personnel-related costs and $1.6 million for facility exit costs. Capital expenditures related to the initiative were $3.7 million through the nine months ended June 30, 2020.

Home and Building Products ("HBP")
HBP revenue in the current quarter totaling $219.2 million decreased 1% from the prior year quarter, due to decreased volume driven by reduced residential sectional garage door orders in April of approximately18% and a subsequent recovery in May and June.

HBP Adjusted EBITDA in the current quarter was $39.3 million, increasing 16% from the prior year quarter. EBITDA benefited from general operating efficiency improvements, partially offset by the decrease in revenue and COVID-19 related inefficiencies and direct costs. Adjusted EBITDA margin was 17.9% in the current quarter compared to 15.3% in the prior year quarter. Direct COVID-19 related expenses totaled approximately $1.7 million for the quarter and year-to-date periods.

Defense Electronics ("DE")
DE revenue in the current quarter totaled $84.0 million, increasing 5% from the prior year quarter, primarily due to increased deliveries and volume of radar and communications systems, partially offset by reduced volume of airborne surveillance systems.

DE Adjusted EBITDA in the current quarter was $4.1 million, decreasing 43% from the prior year quarter, driven by program mix and program inefficiencies on radar and communications systems. Adjusted EBITDA margin was 4.9% in the current quarter compared to 9.1% in the prior year quarter. Direct COVID-19 related expenses totaled approximately $0.6 million and $0.7 million for the quarter and year-to-date periods, respectively.

Contract backlog was $350 million at June 30, 2020, an $18.7 million increase from the second quarter, with 72% expected to be fulfilled in the next 12 months. During the year, DE was awarded several new contracts and received incremental funding on existing contracts approximating $193 million, which translates into a 0.9 book-to-bill ratio for the trailing twelve months.

Taxes
The Company reported pretax income for the quarters ended June 30, 2020 and 2019, respectively, and recognized tax provisions of 36.7% and 30.7%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2020 and 2019 were 30.8% and 34.0%, respectively. The current year-to-date effective tax rate was 38.7% and the rate excluding all items that affect comparability was 32.6%.

Balance Sheet and Capital Expenditures
At June 30, 2020, the Company had cash and equivalents of $72.0 million and total debt outstanding of $1.13 billion, resulting in a net debt position of $1.06 billion. Borrowing availability under the revolving credit facility was $274.2 million subject to certain loan covenants. Capital expenditures were $12.2 million for the quarter ended June 30, 2020.

During the second and third quarters, Griffon refinanced its $1 billion of senior notes and $400 million revolving credit facility, extending maturities to 2028 and 2025, respectively.

Share Repurchases
As of June 30, 2020, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There have been no purchases under these authorizations to date in fiscal 2020.

Conference Call Information
The Company will hold a conference call today, July 30, 2020, at 4:30 PM ET.

The call can be accessed by dialing 1-855-327-6837 (U.S. participants) or 1-631-891-4304 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 10010402. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, July 30, 2020 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 10010402. The replay will be available through Thursday, August 13, 2020 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act of 2017. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•
CPP conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•
HBP conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•
Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2020	2019	2020	2019
Consumer and Professional Products	$328,929	$273,710	$844,917	$777,916
Home and Building Products	219,164	221,521	670,374	631,615
Defense Electronics	83,968	79,739	231,558	225,594
Total consolidated net sales	$632,061	$574,970	$1,746,849	$1,635,125

ADJUSTED EBITDA
Consumer and Professional Products	$37,115	$23,970	$84,068	$73,151
Home and Building Products	39,299	33,851	110,635	85,283
Defense Electronics	4,122	7,280	12,845	17,001
Total	80,536	65,101	207,548	175,435
Unallocated amounts, excluding depreciation*	(11,080)	(12,033)	(34,969)	(34,505)
Adjusted EBITDA	69,456	53,068	172,579	140,930
Net interest expense	(16,585)	(17,087)	(49,096)	(50,723)
Depreciation and amortization	(15,523)	(15,595)	(47,067)	(46,172)
Loss from debt extinguishment	(1,235)	—	(7,925)	—
Restructuring charges	(1,633)	—	(11,171)	—
Acquisition costs	—	—	(2,960)	—
Income before taxes from continuing operations	$34,480	$20,386	$54,360	$44,035
* Primarily Corporate Overhead

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
DEPRECIATION and AMORTIZATION	2020	2019	2020	2019
Segment:
Consumer and Professional Products	$8,197	$8,158	$24,650	$24,148
Home and Building Products	4,507	4,626	13,975	13,683
Defense Electronics	2,666	2,669	7,986	7,926
Total segment depreciation and amortization	15,370	15,453	46,611	45,757
Corporate	153	142	456	415
Total consolidated depreciation and amortization	$15,523	$15,595	$47,067	$46,172

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenue	$632,061	$574,970	$1,746,849	$1,635,125
Cost of goods and services	467,058	420,487	1,279,893	1,200,092
Gross profit	165,003	154,483	466,956	435,033

Selling, general and administrative expenses	113,509	117,989	357,774	343,526

Income from operations	51,494	36,494	109,182	91,507

Other income (expense)
Interest expense	(16,725)	(17,288)	(49,807)	(51,334)
Interest income	140	201	711	611
Loss from debt extinguishment, net	(1,235)	—	(7,925)	—
Other, net	806	979	2,199	3,251
Total other expense, net	(17,014)	(16,108)	(54,822)	(47,472)

Income before taxes from continuing operations	34,480	20,386	54,360	44,035
Provision for income taxes	12,649	6,258	21,022	14,664
Income from continuing operations	$21,831	$14,128	$33,338	$29,371

Discontinued operations:
Loss from operations of discontinued operations	—	—	—	(11,000)
Provision (benefit) for income taxes	—	533	—	(2,821)
Loss from discontinued operations	—	(533)	—	(8,179)
Net income	$21,831	$13,595	$33,338	$21,192

Income from continuing operations	$0.52	$0.34	$0.80	$0.72
Loss from discontinued operations	—	(0.01)	—	(0.20)
Basic earnings per common share	$0.52	$0.33	$0.80	$0.52

Basic weighted-average shares outstanding	41,712	40,967	41,483	40,888

Income from continuing operations	$0.50	$0.33	$0.76	$0.69
Income (loss) from discontinued operations	—	(0.01)	—	(0.19)
Diluted earnings per common share	$0.50	$0.31	$0.76	$0.50

Diluted weighted-average shares outstanding	43,774	43,164	43,818	42,649

Dividends paid per common share	$0.0750	$0.0725	$0.2250	$0.2175

Net income	$21,831	$13,595	$33,338	$21,192
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	9,508	(1,092)	(493)	(3,943)
Pension and other post retirement plans	1,139	184	2,480	552
Change in cash flow hedges	(1,945)	(127)	(1,278)	(214)
Total other comprehensive income (loss), net of taxes	8,702	(1,035)	709	(3,605)
Comprehensive income, net	$30,533	$12,560	$34,047	$17,587

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2020	September 30, 2019
CURRENT ASSETS
Cash and equivalents	$71,999	$72,377
Accounts receivable, net of allowances of $13,901 and $7,881	359,464	264,450
Contract costs and recognized income not yet billed, net of progress payments of $28,981 and $13,861	92,143	105,111
Inventories	411,028	442,121
Prepaid and other current assets	51,365	40,799
Assets of discontinued operations	1,951	321
Total Current Assets	987,950	925,179
PROPERTY, PLANT AND EQUIPMENT, net	335,318	337,326
OPERATING LEASE RIGHT-OF-USE ASSETS	154,955	—
GOODWILL	439,667	437,067
INTANGIBLE ASSETS, net	354,384	356,639
OTHER ASSETS	31,860	15,840
ASSETS OF DISCONTINUED OPERATIONS	6,086	2,888
Total Assets	$2,310,220	$2,074,939

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,235	$10,525
Accounts payable	218,024	250,576
Accrued liabilities	176,164	124,665
Current portion of operating lease liabilities	29,018	—
Liabilities of discontinued operations	3,730	4,333
Total Current Liabilities	436,171	390,099
LONG-TERM DEBT, net	1,123,365	1,093,749
LONG-TERM OPERATING LEASE LIABILITIES	131,650	—
OTHER LIABILITIES	104,298	109,997
LIABILITIES OF DISCONTINUED OPERATIONS	6,281	3,331
Total Liabilities	1,801,765	1,597,176
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	508,455	477,763
Total Liabilities and Shareholders’ Equity	$2,310,220	$2,074,939

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,338	$21,192
Net loss from discontinued operations	—	8,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,067	46,172
Stock-based compensation	12,809	11,547
Asset impairment charges - restructuring	4,388	—
Provision for losses on accounts receivable	512	306
Amortization of debt discounts and issuance costs	2,871	4,133
Loss from debt extinguishment, net	7,925	—
Deferred income taxes	448	(353)
Gain on sale of assets and investments	(261)	(111)
Non-cash lease expense	28,648	—
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(81,718)	(33,223)
(Increase) decrease in inventories	34,822	(18,009)
Increase in prepaid and other assets	(17,393)	(3,921)
Decrease in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(18,112)	(22,688)
Other changes, net	600	1,758
Net cash provided by operating activities	55,944	14,982
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(34,751)	(27,794)
Acquired businesses, net of cash acquired	(10,531)	(9,219)
Payments related to sale of business	—	(9,500)
Insurance payments	—	(10,604)
Proceeds from sale of assets	339	104
Investment purchase	(130)	(149)
Net cash used in investing activities	(45,073)	(57,162)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(10,639)	(10,262)
Purchase of shares for treasury	(7,479)	(1,478)
Proceeds from long-term debt	1,230,618	156,800
Payments of long-term debt	(1,205,231)	(108,260)
Financing costs	(16,543)	(1,012)
Contingent consideration for acquired businesses	—	(1,686)
Other, net	(31)	(197)
Net cash provided by (used in) financing activities	(9,305)	33,905

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended June 30,
	2020	2019
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(2,899)	(3,874)
Net cash provided by investing activities	418	—
Net cash used in financing activities	—	—

Net cash used in discontinued operations	(2,481)	(3,874)
Effect of exchange rate changes on cash and equivalents	537	503
NET DECREASE IN CASH AND EQUIVALENTS	(378)	(11,646)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,377	69,758
CASH AND EQUIVALENTS AT END OF PERIOD	$71,999	$58,112

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2020	2019	2020	2019
Income from continuing operations	$21,831	$14,128	$33,338	$29,371

Adjusting items:
Loss from debt extinguishment	1,235	—	7,925	—
Restructuring charges	1,633	—	11,171	—
Acquisition costs	—	—	2,960	—
Tax impact of above items	(675)	—	(5,144)	—
Discrete and certain other tax provisions (benefits), net	1,828	(669)	1,248	(299)

Adjusted income from continuing operations	$25,852	$13,459	$51,498	$29,072

Diluted earnings per common share	$0.50	$0.33	$0.76	$0.69

Adjusting items, net of tax:
Loss from debt extinguishment	0.02	—	0.14	—
Restructuring charges	0.03	—	0.19	—
Acquisition costs	—	—	0.05	—
Discrete and certain other tax provisions (benefits), net	0.04	(0.02)	0.03	(0.01)

Adjusted earnings per common share	$0.59	$0.31	$1.18	$0.68

Weighted-average shares outstanding (in thousands)	43,774	43,164	43,818	42,649

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.